Western Digital Corporation 5601 Great Oaks Parkway San Jose, California 95119 (408)717-6000

August 7, 2019
Personal & Confidential
Mr. Martin R. Fink
[address redacted]

Re:     Special Advisor Terms & Conditions of Employment

Dear Martin,

This Letter Agreement confirms the terms of your continued employment with Western Digital Technologies, Inc. (the “Company”) in light of your announcement that you intend to retire effective September 13, 2019.
Special Advisor Role
You have graciously agreed to provide transitional services to the Company after your intended retirement date. Beginning on September 16, 2019 (the “Transition Date”), you will cease to be an officer of Western Digital Corporation or any of its affiliates and your position will be converted to a part-time Advisor role. You will work up to one day per week at the direction of Steve Milligan to support Western Digital’s Open Source and RISC-V activities and to provide additional support to Siva Sivaram as needed.
We expect to require your transitional assistance for approximately 6 months. In the event you and the Company mutually agree there is a longer-term need for you to provide transition services, we will jointly agree on an extended term of up to 6 additional months. If your employment in the Advisor role is not extended by mutual agreement between you and the Company, your employment will be terminated on or about March 16, 2020, or such earlier date that you or the Company may determine (the “Separation Date”).
Employment Status, Compensation & Benefits
Effective on the Transition Date, you will become a part-time employee where you will work no more than one day per week (representing 8 hours per week or 20% Full Time Equivalent) on average during the period you will provide Advisor services.
Your annualized base salary as an Advisor will be $300,000, less applicable taxes and other withholdings. You will continue to be paid bi-weekly according to the Company’s regular payroll processes until the Separation Date.
As a part-time advisory employee:
•    You will not be eligible to participate in any Western Digital Corporation incentive plans (including but not limited to the Short-Term Incentive or Long-Term Incentive Plans). You will

Mr. Martin R. Fink
August 7, 2019

not be eligible for any new grants of Restricted Stock Units, Performance Stock Units, Stock Options, or any other equity awards. However, your existing Western Digital Corporation equity awards will continue to vest as an active employee through the Separation Date, subject to the terms of the applicable plans and your award agreements.
•    You will not be eligible to continue to participate in certain Company-sponsored health and welfare benefit plans (such as medical, dental and vision) as they require an employee to work at least 20 hours per week. Further details regarding the benefit programs can be provided to you by the benefits department.
•    You will not be eligible to continue to participate in the Western Digital Deferred Compensation Plan (DCP) after the deemed “separation from service” event (as outlined below under the DCP section) at which time any future deferrals into DCP will be discontinued.
•    You will be able to continue participation in the Western Digital 401(k) plan at your discretion as an active employee through the Separation Date, subject to the terms of the plan.
•    You agree that you will not work for, or provide consulting or other services to, or for the benefit of, any competitor of the Company during the transition period.
Western Digital Executive Severance Plans
Your participation in the Western Digital Corporation Executive Severance Plan and the Western Digital Corporation Amended and Restated Change of Control Severance Plan will end on the Transition Date.
You agree that you will not be entitled to any benefits under either plan, or under any other severance plan, policy or arrangement of Western Digital Corporation or any of its affiliates, in connection with the transition of your employment to a part-time Advisor or when your employment ends on the Separation Date.
Deferred Compensation Plan & Compliance with IRS Section 409A
Based on the intended level of your services as provided above, the Transition Date will be considered a “separation from service” under Section 409A of the Internal Revenue Code, triggering payment of your benefits under the Company’s Deferred Compensation Plan. Accordingly, and in accordance with the Deferred Compensation Plan and your applicable plan elections, you will receive a lump-sum payout of your Deferred Compensation Plan benefit during October 2019 (the calendar month following your separation from service). Under Section 409A, a “separation from service” generally occurs if an employee has a termination of employment.
Whether a termination of employment has occurred is based on the particular facts and circumstances and, in general, a separation from service is presumed to have occurred under Section 409A if an employee and an employer reasonably anticipate that the employee’s level of bona fide services after a particular date will permanently decrease to no more than 20% of the average level of bona fide services that the employee performed over the immediately preceding 36-month period. Accordingly, in order for you to avoid Section 409A penalty taxes, it is very important that you not provide services during the transition period in excess of this 20% level.

Mr. Martin R. Fink
August 7, 2019

Please let me know if you have any questions about this Letter Agreement. Otherwise, please sign below to acknowledge your acceptance of these terms and conditions, and return a signed copy of the letter to me at your convenience.
Sincerely,

/s/ Lori Sundberg
Lori S. Sundberg
EVP & Chief Human Resources Officer
Western Digital Corporation

Copy to:	Stephen D. Milligan, Chief Executive Officer
Michael C. Ray, EVP & Chief Legal Officer

Acknowledged and Agreed:

By:    /s/ Martin R. Fink                August 8, 2019
Martin R. Fink                Date